Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933	News Release

Kathleen Stout to Lead New Residential Mortgage Division at Solera National Bank
Adds Five New Loan Production Offices and 40+ Mortgage Professionals

LAKEWOOD, CO — December 4, 2012 — Solera National Bank, a wholly-owned subsidiary of Solera National Bancorp, Inc. (OTCQB: SLRK), today announced the launch of Solera National Bank’s Residential Mortgage Division and has hired Kathleen Stout as Executive Vice President of Solera National Bank, and President of the Residential Mortgage Division.  Solera will add five loan production offices in Colorado including Boulder, two locations in Colorado Springs, the Denver Tech Center and Durango.  With the expansion, Solera is adding more than 40 talented mortgage professionals including loan officers with over 200 years of combined residential lending experience.  The transition is expected to take approximately 45 days to complete.

“We see significant opportunities in residential mortgage lending in Colorado, and we are delighted to welcome Kathy and her team to Solera,” said Douglas Crichfield, President and Chief Executive Officer.  “Kathy’s high energy, leadership abilities and proven expertise in residential mortgage lending will be of great value to our institution.  Our new locations will add greater convenience to our current customers as well as create increased small business lending opportunities throughout the Front Range.”

After a short period to ramp up operations, the Residential Mortgage Division is expected to significantly enhance the Bank’s profitability through the sale of loans into the secondary market as well as through building a high quality residential mortgage loan portfolio that will remain on the Bank’s balance sheet.

“Home resales in the Metro Denver region continue to increase at a relatively strong pace, with year-to-date growth of 17.1% over the same period in 2011,” according to data compiled by the Metro Denver Economic Development Corporation in its Monthly Economic Summary for November 2012.  “Homes under contract, an indicator of future sales activity, increased at an even stronger rate of 20%.  And, according to Metrolist, Inc., home sales in Metro Denver are at their highest levels since 2008.”  Through October year-to-date, Kathy’s team has closed approximately 1,000 loans representing $250 million in originations.

“My team and I chose Solera to partner with for a number of reasons, including its strong service culture, the seasoned management team, their impressive compliance platform, its rock solid balance sheet and ample liquidity to fund our operation,” said Stout.  “We are excited to be able to join a young, healthy bank and be an important contributor to their growth plans over the coming years.”

Ms. Stout brings over 18 years of experience in the residential mortgage business.  Most recently, she led Residential Mortgage of Colorado, LLC, a division of Universal Lending Corporation (ULC).  Prior to joining ULC in 2011, Stout was recruited by Colorado Capital Bank to establish their residential mortgage loan division in 2006.  As President of the Residential Mortgage Division, she successfully implemented all systems and procedures for originating, processing, approving, closing and shipping of residential mortgage loans to secondary market investors.  Prior to moving to Colorado Capital Bank, Stout held high-profile positions at First Community Bank and Vectra Bank.  At Vectra, she was responsible for a team of mortgage professionals that produced in excess of $1 billion in loan originations in 2003.

The future of the housing and mortgage markets was succinctly described at a recent FBR Capital Markets Conference in New York City:  “The deconsolidation and standardization of the mortgage product should transform the mortgage and housing industries and favor participants that adapt to the new realities inherent in today’s operating environment,” said Paul J. Miller, Jr., CFA, in his November 26, 2012 report.  “FBR believes the demographics in the housing and mortgage markets will support a healthier purchase market that should help maintain annual originations between $1.5 trillion and $2.0 trillion over the next five years.”

The FBR report goes on to say that, “with several larger players pulling out or materially reducing their share of the market in the aftermath of the financial crisis, the opportunity for smaller players in the origination and refinancing market has increased.”

“We believe the mortgage industry continues to offer above average growth rates and that the investment we are making will produce strong long-term results,” said Crichfield.

Solera’s total assets were $154.7 million at September 30, 2012.  Solera recently reported net income of $168,000, or $0.07 per share, in the first nine months of 2012, compared to $76,000, or $0.03 per share, in the like period a year ago.  In the second quarter of 2012, Solera National Bank was recognized as the “Diversity Corporation of the Year” by ColoradoBiz magazine, for their focus and service to the diverse business community in Denver.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.  For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings.  The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability.  We undertake no obligation to update or revise any forward-looking statement.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.